Exhibit 99.2

Ocean Power Technologies Secures Follow-On Order for WAM-V 8 and Delivers WAM-V 16 and WAM-V 22 to Latin America

Continues Revenue and Booking Growth in Mexico and Costa Rica

MONROE TOWNSHIP, NJ, October 31, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has completed several major contractual milestones and delivered new unmanned surface vehicles, a WAM-V 16 and a WAM-V 22, to previously announced survey customers in Latin America. This delivery is part of the Company’s ongoing expansion into the region, working with end customers and resellers. This milestone supports revenue recognition of the fully integrated system, including survey equipment. The Company also announced it has secured a follow-on order from one of these customers for a WAM-V 8.

Philipp Stratmann, CEO and President of OPT, expressed his enthusiasm about this milestone, stating, “The delivery of these vehicles is testament to the execution ability of our team and our ability to deliver fully integrated systems, including survey equipment from our OEM partners. We believe securing a follow-on order enables us to continue our growth in the region and further execute on our path to profitability. We continue to convert pipeline to revenues and payments. We look forward to future deliveries and additional opportunities to deploy our assets in Latin America, including to our existing and potential customers in Mexico, Costa Rica, and Brazil.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the continued success of its WAM-V operations and conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com